LAW OFFICES
                                MICHAEL E. KULWIN
    FACSIMILE                317 SOUTH SIXTH STREET               TELEPHONE
 (702) 387-1726                   SECOND FLOOR                 (702) 387-5533
                             LAS VEGAS, Nevada 89]01

July 9, 2004

Renovo Holdings, Inc., a Nevada Corporation
1111 North Orlando Avenue
Winter Park, Florida 32789

Attention:    Stephen W. Carnes, President

Gentlemen:
We have acted as special local counsel, at your request, in the review- of that certain Registration Statement on Form SB-2 (file number 333-117027), filed with the Securities and Exchange Commission on June 30, 2004, said Form SB-2 Registration Statement having been prepared by Kirkpatrick & Lockhart, LLP, 201 South Biscayne Boulevard, Suite 2000, Miami, Florida 33131 (hereinafter the" Statement"), respecting, in part, the registration of 368,687,500 shares
(hereinafter the "Shares"), of common stock, par value $0.001 per share, of Renovo Holdings, Inc., a Nevada Corporation, incorporated on October 18, 2000, in the State of Nevada (hereinafter, the "Renovo").

You have requested our opinion as to matters set forth below in connection with the Registration Statement.

In the capacity  described  above,  we have  examined the  following  documents:
Registration Statement on Form SB-2 (File No. 333-117027), as filed with the Securities and Exchange Commission, Washington, D.C., on June 30, 2004; Officers Certificate of Renovo Holdings, Inc., a Nevada Corporation issued by the Chief Executive Officer of same, to wit, Stephen W. Carnes, dated June 29, 2004, respecting the Statement and Written Consent of the sole Director of Renovo Holdings, Inc., a Nevada Corporation, executed by Stephen W. Carnes, in his capacity as sole Director, of Renovo Holdings, a Nevada Corporation, dated June 29, 2004, respecting the Standby Equity Distribution Agreement mad the Equity Line of Credit Agreement referred to therein and collectively defined hereafter as the "Agreement".

The documents referenced above are collectively referred to as the "Documents" upon which we have relied in issuing this opinion, including but not limited to, nil matters set forth therein.

In this opinion the words "our knowledge" signify that, in the course of our representation of Renovo, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the Documents are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.

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Page 2
July 9, 2004

This opinion letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") o(pound) the American Bar Association Section of Business Law (1991) as published in Volume 47, No. I of the Business Lawyer (November 1991). As a consequence, it is subject to a number qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should he read in conjunction therewith. The General Qualifications of the Accord apply to each of the paragraphs herein.

The law covered by the opinion expressed herein is limited to the laws o(pound) the State of Nevada. We have relied on factual representations (but not legal conclusions) made by Renovo as represented in the Documents and for the purposes of this opinion, we have assumed the authenticity of all Documents submitted as originals, the conformity to the originals of all Documents submitted to us as copies, and the authenticity of the originals of all documents submitted to me as copies, We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than Renovo, and due authorization, execution and delivery of all Documents by the parties thereto other than Renovo.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares are duly authorized for issuance by Renovo mad, when issued and paid for as described in the Statement will be validly issued, fully paid, and non-assessable.

This opinion letter relates solely to the matters explicitly covered herein, and no opinion is implied or may be inferred with respect to any other matter.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Statement and to the statement made regarding our firm under the caption "Legal Matters" in the prospectus included in the Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required reader Section 7 of the Securities Act of 1933 or the roles and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LAW OFFICES OF MICHAEL E. KULWIN


MICHAEL E. KULWIN
FOR THE FIRM
MEK/hj